EXHIBIT 99.2O

               JOHNSON & JOHNSON AND SUBSIDIARIES
            SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                (Unaudited; Dollars in Millions)

                             ASSETS


                                      April 1,   December 31,
                                       2001          2000
Current Assets:

 Cash and cash equivalents          $ 4,340        4,278

 Marketable securities, at cost       2,372        2,479

 Accounts receivable, trade, less
  allowances $438 (2000 - $439)       4,755        4,601

 Inventories (Note 4)                 2,878        2,905

 Deferred taxes on income             1,110        1,174

 Prepaid expenses and other
  receivables                         2,045        1,254

      Total current assets           17,500       16,691

Marketable securities, non-current      872          717

Property, plant and equipment,
 at cost                             11,748       11,866

  Less accumulated depreciation and
    amortization                      4,563        4,457

                                      7,185        7,409

Intangible assets, net (Note 5)       7,462        7,535

Deferred taxes on income                136          240

Other assets                          1,746        1,653


      Total assets                  $34,901       34,245

  See Notes to Supplemental Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.



               JOHNSON & JOHNSON AND SUBSIDIARIES
            SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                (Unaudited; Dollars in Millions)

              LIABILITIES AND SHAREOWNERS' EQUITY

                                      April 1,   December 31,
                                       2001          2000
Current Liabilities:

Loans and notes payable            $   911        1,489

Accounts payable                     1,976        2,122

Accrued liabilities                  2,758        2,793

Accrued salaries, wages and
 commissions                           530          529

Taxes on income                        754          322

Total current liabilities            6,929        7,255

Long-term debt                       2,698        3,163

Deferred tax liability                 246          255

Employee related obligations         1,915        1,804

Other liabilities                    1,351        1,373

Shareowners' equity:
    Preferred stock - without par
 value (authorized and unissued
 2,000,000 shares)                       -            -

Common stock - par value $1.00
 per share (authorized
 4,320,000,000 shares; issued
 3,119,842,000 shares)               3,120        3,120

Note receivable from employee
 stock ownership plan                 (30)         (35)

Accumulated other comprehensive
 income (Note 9)                     (559)        (461)

Retained earnings                   19,453       18,113

                                    21,984       20,737

Less common stock held in treasury,
 at cost (92,082,000 & 105,218,000
 shares)                               222          342

Total shareowners' equity           21,762       20,395

Total liabilities and shareowners'
 equity                            $34,901       34,245

  See Notes to Supplemental Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.


               JOHNSON & JOHNSON AND SUBSIDIARIES
        SUPPLEMENTAL CONSOLIDATED STATEMENT OF EARNINGS
            (Unaudited; dollars & shares in millions
                   except per share figures)


                               Fiscal Quarter Ended
                         April 1,  Percent    April 2,  Percent
                          2001     to Sales    2000     to Sales


Sales to customers
 (Note 6)                $8,021   100.0    7,440   100.0

Cost of products sold     2,300    28.7    2,242    30.1

Gross Profit              5,721    71.3    5,198    69.9

Selling, marketing and
  administrative expenses 2,843    35.4    2,679    36.0

Research expense            759     9.5      677     9.1

Interest income           (125)    (1.5)    (83)    (1.1)

Interest expense, net of
  portion capitalized        33      .4       61      .8

Other (income)expense, net   (6)    (.1)    (50)     (.7)

                          3,504    43.7    3,284    44.1

Earnings before provision
  for taxes on income     2,217    27.6    1,914    25.7

Provision for taxes on
  income (Note 3)           665     8.3      583     7.8

NET EARNINGS             $1,552    19.3    1,331    17.9

NET EARNINGS PER SHARE
  (Note 8)
  Basic                  $  .51              .45
  Diluted                $  .50              .44

CASH DIVIDENDS PER SHARE $  .16              .14

AVG. SHARES OUTSTANDING
  Basic                 3,020.4          2,979.5
  Diluted               3,106.9          3,087.1


  See Notes to Supplemental Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.



               JOHNSON & JOHNSON AND SUBSIDIARIES
       SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                (Unaudited; Dollars in Millions)

                                      Fiscal Quarter Ended
                                     April 1,   April 2,
                                       2001       2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                         $1,552     1,331
Adjustments to reconcile net earnings
 to cash flows:
Depreciation and amortization of
 property and intangibles               412       450
Accounts receivable reserves              6       (12)
Changes in assets and liabilities, net
 of effects from acquisition of
 businesses:
  Increase in accounts receivable     (246)      (180)
  Increase in inventories              (59)        (4)
  Changes in other assets and
   liabilities                          (5)       158

NET CASH FLOWS FROM OPERATING
  ACTIVITIES                          1,660     1,743

CASH FLOWS FROM INVESTING
 ACTIVITIES
Additions to property, plant
 and equip                            (271)      (322)
Proceeds from the disposal of assets     29        18
Acquisition of businesses, net of cash
 acquired                              (17)        (7)
Purchases of investments            (1,631)      (824)
Sales of investments                  1,553       775
Other                                  (77)        12

NET CASH USED BY INVESTING
 ACTIVITIES                           (414)      (348)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to shareowners              (447)      (381)
Repurchase of common stock            (257)      (208)
Proceeds from short-term debt           116       280
Retirement of short-term debt         (645)      (865)
Proceeds from long-term debt              4         8
Retirement of long-term debt           (19)       (22)
Proceeds from the exercise of stock
 options                                 96        67

NET CASH USED BY FINANCING
 ACTIVITIES                         (1,152)    (1,121)

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                  (32)       (20)

INCREASE(DECREASE) IN CASH AND CASH
 EQUIVALENTS                            62        254

CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD                            4,278     2,512

CASH AND CASH EQUIVALENTS,
 END OF PERIOD                        4,340     2,766


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:

CONVERSION OF DEBT                      460         -

ACQUISITION OF BUSINESSES
Fair value of assets acquired            22        83
Fair value of liabilities assumed       (5)        (1)
                                         17        82
Treasury stock issued at fair value       -       (75)
Net cash payments                  $     17         7



  See Notes to Supplemental Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 - The supplemental unaudited condensed consolidated financial statements of Johnson & Johnson have been prepared to give retroactive effect to the merger with ALZA Corporation
(ALZA) on June 22, 2001. Under the terms of the merger agreement, ALZA shareholders received approximately 234 million shares of Johnson & Johnson common stock. On a diluted basis when adjusted for stock options outstanding and convertible debt, the total number of Johnson & Johnson shares to be issued total approximately 280 million shares. Generally accepted accounting principles require giving effect to a consummated business combination accounted for under a pooling-of-interests method in financial statements that do not include the date of the consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Johnson & Johnson after the financial statements covering the date of consummation of the business combination are issued. Additionally, these unaudited condensed financial statements have been prepared to give retroactive effect to 2-for-1 stock split effective June 12, 2001.

   The preparation of financial statements during the interim periods requires management to make numerous estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses. Estimates and assumptions are reviewed periodically and the effect of revisions is reflected in the results of operations of the interim periods in which changes are determined to be necessary.

  The financial statement results for the interim periods are not necessarily indicative of financial results for the full year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Exhibit 99.15 of this filing.

NOTE 2 - ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES
Effective January 1, 2001, the Company adopted SFAS 133
"Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 138 "Accounting for Certain Derivative
Instruments and Certain Hedging Activities, an amendment of FASB
Statement No 133", collectively referred to as SFAS 133.

     SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (OCI), depending on whether the derivative is designated as part of a hedge transaction, and, if it is depending on the type of hedge transaction.

     The Company uses forward exchange contracts to manage its exposure to the variability of cash flows, primarily related to the foreign exchange rate changes of future product purchases designated in foreign currency. The Company also uses currency swaps to manage currency risk primarily related to borrowings. Both of these types of derivatives are designated as cash flow hedges. Additionally, the Company uses forward exchange contracts to offset its exposure to certain foreign currency assets and liabilities. These forward exchange contracts are not designated as hedges and, therefore, changes in the fair values of these derivatives are recognized in earnings, thereby offsetting the current earnings effect of the related foreign currency assets and liabilities.

     The designation as a cash flow hedge is made at the later of the date of entering into the derivative contract or January 1, 2001. At inception, all derivatives are expected to be highly effective. Changes in the fair value of a derivative that is designated as a cash flow hedge and that is highly effective, are recorded in OCI, until the underlying transaction affects earnings. Fair value of a forward exchange contract represents the present value of the change in forward exchange rates times the notional amount of the derivative. The fair value of a currency swap contract is determined by discounting to the present all future cash flows of the currencies to be exchanged at interest rates prevailing in the market for the periods the currency exchanges are due, and expressing the result in U.S. Dollars at the current spot foreign currency exchange rate.

  At inception, and on an ongoing basis, the Company assesses whether each derivative is expected to be highly effective in offsetting changes in the cash flows of hedged items. When a derivative is no longer expected to be highly effective, hedge accounting is discontinued. Hedge ineffectiveness, if any, is included in current period earnings.

  The Company documents all relationships between hedged items and derivatives. The overall risk management strategy includes reasons for undertaking hedge transactions and entering into derivatives. The objectives of this strategy are to: (1) minimize foreign currency exposure's impact on the Company's financial performance; (2) protect the Company's cash flow from adverse movements in foreign exchange rates; (3) ensure the appropriateness of financial instruments; (4) manage the enterprise risk associated with financial institutions.

  On January 1, 2001 the Company recorded a $17 million net-of-tax cumulative effect transition adjustment gain in OCI to recognize at fair value all derivative instruments designated as cash flow hedges. The adjustment to net earnings was immaterial.

  As of April 1, 2001 the balance of deferred net gains on derivatives accumulated in OCI was $105 million (after tax). Of this amount, the Company expects that $102 million, which includes the transition adjustment, will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. The amount ultimately realized in earnings will differ as foreign exchange rates change. Realized gains and losses are ultimately determined by actual exchange rates at maturity of the derivative. The underlying transactions which will occur and cause the amount deferred in OCI to affect earnings primarily represent sales to third parties and purchases of inventory. The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions is 15 months.

  For the quarter ended April 1, 2001 the net impact of the hedges' ineffectiveness to the Company's financial statements was insignificant.

  For the quarter ended April 1, 2001 the Company has recorded a net gain of less than $1 million (after tax) in the `Other (income) expense, net' category of the consolidated statement of earnings, representing the impact of discontinuance of cash flow hedges because it is probable that the original forecasted transactions will not occur by the end of the originally specified time period.

  Refer to Note 9 - Accumulated Other Comprehensive Income for disclosure of movements in OCI.

NOTE 3 - INCOME TAXES
The effective income tax rates for the first three months of 2001 and 2000 are 30.0% and 30.5%, respectively, as compared to the U.S. federal statutory rate of 35%. The difference from the statutory rate is primarily the result of domestic subsidiaries operating in Puerto Rico under a grant for tax relief expiring on December 31, 2007 and the result of subsidiaries manufacturing in Ireland under an incentive tax rate expiring on December 21, 2010.





NOTE 4 - INVENTORIES

(Dollars in Millions)         April 1, 2001  Dec. 31, 2000

Raw materials and supplies    $   751        718
Goods in process                  497        480
Finished goods                  1,630      1,707
                              $ 2,878      2,905



NOTE 5 - INTANGIBLE ASSETS

(Dollars in Millions)         April 1, 2001  Dec. 31, 2000

Intangible assets             $ 9,133      9,076
Less accumulated amortization   1,671      1,541
                              $ 7,462      7,535


The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over periods of up to 40 years.

The cost of other acquired intangibles is amortized on a straight-line basis over their estimated useful lives.


NOTE 6 - SEGMENTS OF BUSINESS AND GEOGRAPHIC AREAS

(Dollars in Millions)

SALES BY SEGMENT OF BUSINESS

                                 First Quarter
                                         Percent
                         2001   2000     Increase

Consumer
 Domestic           $    979    943        3.8
 International           807    809        (.2)
                       1,786  1,752        1.9%

Pharmaceutical
 Domestic            $ 2,356  2,070       13.8
 International         1,133  1,093        3.7
                       3,489  3,163       10.3%

Med Dev & Diag
 Domestic            $ 1,475  1,311       12.5
 International         1,271  1,214        4.7
                       2,746  2,525        8.8%

Domestic             $ 4,810  4,324       11.2
International          3,211  3,116        3.0
 Worldwide           $ 8,021  7,440        7.8%











OPERATING PROFIT BY SEGMENT OF BUSINESS

                                 First Quarter
                                         Percent
                         2001   2000     Increase

Consumer             $   293    227       29.1
Pharmaceutical         1,422  1,313        8.3
Med. Dev. & Diag.        571    471       21.2
  Segments total       2,286  2,011       13.7
Expenses not allocated
  to segments           (69)    (97)

  Worldwide total    $ 2,217  1,914       15.8%

Note: Prior year amounts have been reclassified to conform with current year presentation.



SALES BY GEOGRAPHIC AREA

                                 First Quarter
                                         Percent
                         2001   2000     Increase

U.S.                $  4,810  4,324       11.2
Europe                 1,736  1,678        3.4
Western Hemisphere
  Excluding U.S.         523    516        1.4
Asia-Pacific, Africa     952    922        3.3

  Total             $  8,021  7,440        7.8%



NOTE 7 - ACCOUNTING FOR SALES INCENTIVES
The Company currently recognizes the expense related to coupons and certain sales incentives upon issuance and classifies these expenses as selling, marketing and administrative expense. The amount of such sales incentives were $31 million for the first quarter of 2001 and 2000. EITF 00-14 is expected to take effect in the first quarter of 2002 and the impact on the Company will be the reclassification of the above mentioned amounts from expense to a reduction of sales.

NOTE 8 - EARNINGS PER SHARE
The following is a reconciliation of basic net earnings per share to diluted net earnings per share for the three months ended
April 1, 2001 and April 2, 2000:

(Shares in Millions)                    April 1,   April 2,
                                          2001      2000

Basic net earnings per share        $      .51       .45
Average shares outstanding - basic    3,020.4    2,979.5
Potential shares exercisable under
  stock option plans                    115.1      113.1

Less: shares which could be
  repurchased under treasury
   stock method                         (67.4)     (67.9)
Convertible debt shares                  38.8       62.4
Adjusted average shares outstanding
  - diluted                           3,106.9    3,087.1
Diluted earnings per share           $     .50       .44

Diluted earnings per share calculation includes the dilution effect of convertible debt: a decrease in interest expense of $8 million and $12 million for the period ended April 1, 2001 and April 2, 2000, respectively. Diluted earnings per share calculation also includes the dilution effect of additional 39 million shares and 62 million shares for the period ended April 1, 2001 and April 2, 2000, respectively. Diluted earnings per share excludes 63 million shares and 26 million shares of options for the period ended April 1, 2001 and April 2, 2000, respectively as the exercise price of these options were greater than their average market value, resulting in an anti-dilutive effect on diluted earnings per share.


NOTE 9 - ACCUMULATED OTHER COMPREHENSIVE INCOME
The total comprehensive income for the three months ended April 1, 2001 is $1,456 million, compared with $1,351 million for the same period a year ago. Total comprehensive income includes net earnings, net unrealized currency gains and losses on translation, net unrealized gains and losses on available for sale securities, pension liability adjustments and net gains and losses on derivative instruments qualifying and designated as cash flow hedges. The following table set forth the components of accumulated other comprehensive income.

                                                    Total
                              Unrld        Gains/   Accum
                      For.    Gains/ Pens  (Losses) Other
                      Cur.    (Loss) Liab  on Deriv Comp
                      Trans.  on Sec Adj.  & Hedg   Inc/(Loss)

December 31, 2000 $  (522)     76    (15)     -     (461)
2001 First Qtr changes
 Transition Adj.         -      -      -     17
 Net change associated
  to current period hedging
  transactions           -      -      -    249
 Net amount reclassed to
  net earnings           -     -       -   (161)*
 Net First Qtr changes(160)  (41)    (1)    105     (97)

April 1, 2001     $  (682)     35    (16)   105     (558)

Note: All amounts, other than foreign currency translation, are net of tax. Foreign currency translation adjustments are not currently adjusted for income taxes, as they relate to permanent investments in non US subsidiaries.

*Primarily   offset   by  changes  in  value  of   the   underlying
transactions.



NOTE 10 - MERGERS & ACQUISITIONS

On  March  2,  2001, Johnson & Johnson acquired BabyCenter,  Inc.
from eToys, Inc. The purchase was an all cash transaction valued at approximately $10 million.

BabyCenter.com  is  the largest and best-known  online  parenting
resource  serving  expectant and new mothers  and  fathers.   The
BabyCenter family of websites also includes ParentCenter.com and BabyCentre.co.uk.

NOTE 11 - LEGAL PROCEEDINGS
The information called for by this footnote is incorporated herein by reference to Item 1 ("Legal Proceedings") included in
Part II of this Report on Exhibit 99.2O.



NOTE 12 - SUBSEQUENT EVENTS

On April 18, 2001, Johnson & Johnson completed their previously announced merger with Heartport, valued at approximately $81 million. The transaction was completed after Heartport shareholders voted to approve the merger agreement with Johnson & Johnson. Holders of Heartport common stock will receive 0.0307 in Johnson & Johnson common stock for each outstanding share of Heartport. Johnson & Johnson intends to purchase the number of shares of Johnson & Johnson common stock equal to the number of such shares issued in connection with this merger. Johnson & Johnson intends to complete such purchases through open market transactions within 90 days.

  Heartport manufactures and markets less invasive cardiac surgery products that enable surgeons to perform a wide range of less invasive open-chest and minimally invasive heart operations, including stopped heart and beating heart procedures.

  On April 26, 2001, the Board of Directors of Johnson & Johnson approved an increase in the authorized common stock from 2.16 billion to 4.32 billion shares and a subsequent two-for-one split of its common stock. Par value will remain at $1.00 per common share. One new share of common stock will be issued on or about June 12, 2001 with respect to each existing share of common stock held of record as of the close of business on May 22, 2001.

   On May 9, 2001, the Company announced that it was in advanced discussions regarding a definitive agreement with Inverness Medical Technology, a developer of innovative products focused primarily on the self-management of diabetes, whereby Johnson & Johnson would acquire Inverness, excluding certain businesses not related to diabetes, in a stock-for-stock exchange.

   On June 22, 2001, Johnson & Johnson and ALZA Corporation completed the merger between the two companies. This transaction was accounted for as a pooling-of-interests. ALZA had approximately 239 million shares outstanding (286 million on a fully diluted basis) that were exchanged for approximately 234 million shares of Johnson & Johnson common stock. On a diluted basis when adjusted for stock options and convertible debt, the total number of Johnson & Johnson shares issued total approximately 280 million shares. Holders of ALZA common stock received 0.98 of a share of Johnson and Johnson common stock, valued at $52.39 per share.

ALZA Corporation is research-based pharmaceutical company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies.

As indicated in Note 1, these financial statements have been restated to give effect to Johnson & Johnson's merger with ALZA. The only adjustments to ALZA's historical financial statements have been the reflection of income tax expense as if the companies had been combined with all periods presented, the elimination of transactions with Johnson & Johnson affiliate companies and the reclassification of certain amounts to conform with Johnson & Johnson presentation. The revenue and net earnings of Johnson & Johnson prior to the merger with ALZA was $7,791 and $7,319 million, respectively for revenue and $1,500 and $1,314 million, respectively of net earnings for the period ended April 1, 2001 and April 2, 2000, respectively. The revenue and net earnings of ALZA included in Johnson & Johnson's restated financial results are $230 and $121 million, respectively for revenue and $52 and $17 million, respectively of net earnings for the period ended April 1, 2001 and April 2, 2000, respectively





Item 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The consolidated financial statements and footnotes of Johnson & Johnson have been prepared to give retroactive effect to the merger with ALZA Corporation (ALZA) on June 22, 2001. The commentary in this Management's Discussion and Analysis reflects this restatement.

SALES AND EARNINGS

Consolidated sales for the first quarter of 2001 were $8.02 billion, an increase of 7.8% over 2000 first quarter sales of $7.44 billion. The effect of the stronger dollar relative to foreign currencies decreased first quarter sales by 3.6%. The operational sales increase of 11.4% included a positive price change effect of .9%.

  Consolidated net earnings for the first quarter of 2001 were $1.55 billion, compared with $1.33 billion for the same period a year ago, an increase of 16.7%. Worldwide basic net earnings per share for the period were $.51, compared with $.45 for the same period in 2000, an increase of 13.3%. Worldwide diluted net earnings per share for the period were $.50, compared with $.44 for the same period in 2000, an increase of 13.6%.

           Domestic sales for the first three months of 2001 were $4.81 billion, an increase of 11.2% over 2000 domestic sales of $4.32 billion for the same period. Sales by international subsidiaries were $3.21 billion for the first quarter of 2001 compared with $3.12 billion for the same period a year ago, an increase of 3.0%. Excluding the impact of the higher value of the dollar, international sales increased by 11.5% for the quarter.

           Worldwide Consumer sales for the first quarter of 2001 were $1.8 billion, an increase of 1.9% versus the same period a year ago. Domestic sales increased by 3.8% while international sales gains in local currency of 7.4% were entirely offset by negative currency. Consumer sales were led by continued strength in the skin care franchise, which includes the NEUTROGENA, AVEENO and CLEAN & CLEAR product lines. During the quarter, Johnson & Johnson completed the acquisition of BabyCenter, Inc. from eToys, Inc. BabyCenter is the largest and best-known online parenting resource serving expectant and new mothers and fathers.

   Worldwide pharmaceutical sales of $3.5 billion for the quarter increased 10.3% over the same period in 2000. Domestic sales increased 13.8%. Operationally, international sales increased 10.9% but were offset by a negative currency impact of 7.2%. Worldwide sales gains in local currency of 12.9% were partially offset by a negative currency impact of 2.6%. Excluding the impact of negative currency and PROPULSID, a gastrointestinal drug which was transitioned to a limited-access program in the United States and Canada in March 2000, worldwide Pharmaceutical sales increased 18.2% versus the same period last year.

   Sales growth reflects the strong performance of PROCRIT/EPREX, for the treatment of anemia; RISPERDAL, an antipsychotic medication; DURAGESIC, a transdermal patch for chronic pain; REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; TOPAMAX, an antiepileptic and ACIPHEX/PARIET, a proton pump inhibitor for gastrointestinal disorders.

  During the quarter, the Company announced that it had entered into a definitive merger agreement with ALZA Corporation, a research-based pharmaceutical company and leader in drug delivery technology. The merger, valued at approximately $12.3 billion, was completed on June 22, 2001. In accordance with the pooling-of-interests method of accounting, the financial statements of Johnson & Johnson have been restated to give effect to the merger with ALZA.

   The  Company  also received U.S. Food and Drug  Administration
(FDA) approval for REMINYL (galantamine hydrobromide), a new treatment for mild to moderate Alzheimer's disease. It has been shown that REMINYL can have a beneficial effect on a patient's daily function and ability to think.

  Worldwide sales for the Medical Devices and Diagnostics segment were $2.7 billion in the first quarter which represented an increase of 8.8% over 2000. Domestic sales were up 12.5%, while international sales increased 14.0% on an operational basis. Worldwide sales gains in local currency of 13.3% were reduced by 4.5% due to the strength of the U.S. dollar. The primary contributors to the segment's growth were Cordis' coronary stents; DePuy's orthopaedic joint reconstruction and spinal products; Ethicon's hemostasis products, Mitek suture anchors and Gynecare's women's health products; Ethicon Endo-Surgery's minimally invasive surgical products; LifeScan's blood glucose monitoring products, and Vistakon's disposable contact lenses.

  In the first quarter, LifeScan announced the U.S. market launch of ONE TOUCH Ultra, a new electrochemical blood glucose meter and strip. The ONE TOUCH Ultra meter has a five second test time, a one microliter sample size, capillary fill and the option for forearm testing which has been shown to be a significantly less painful alternative to fingerstick testing.

           On April 2, 2001, the Company reported approval from the FDA to market its Bx VELOCITY Coronary Stent with a Rapid Exchange Delivery System. The Company originally received FDA approval of the Bx VELOCITY stent on its conventional over-the-wire delivery system in May 2000. The Bx VELOCITY Stent with Rapid Exchange Delivery System is indicated for treatment of abrupt and threatened vessel closure in patients with failed interventional therapy in lesions (greater or equal to 30 mm in length) with reference diameters in the range of 2.25 mm to 4.00 mm.
   On April 18, 2001, the Company announced the completion of the previously announced merger with Heartport, Inc. Heartport is a pioneer in developing, manufacturing and selling less invasive cardiac open-chest and minimally invasive heart operations, including stopped heart and beating heart procedures.

           On May 9, 2001, the Company announced that it was in advanced discussions regarding a definitive agreement with Inverness Medical Technology, a developer of innovative products focused primarily on the self-management of diabetes, whereby Johnson & Johnson would acquire Inverness, excluding certain businesses not related to diabetes, in a stock-for-stock exchange.

LIQUIDITY AND CAPITAL RESOURCES
   Cash and current marketable securities decreased $45 million during the first three months of 2001 to $6.71 billion at April 1, 2001. Total borrowings decreased $1.04 billion during the first three months of 2001 to $3.61 billion. Net cash (cash and current marketable securities net of debt) as of April 1, 2001 was $3.10 billion, compared with $2.11 billion at the end of 2000. Total debt represented 14.2% of total capital (shareowners' equity and total debt) at quarter end compared with 18.6% at the end of 2000. Johnson & Johnson exercised its option to redeem the $460 million convertible subordinated debentures of Centocor due 2005 at a price equal to 102.714% of the principal amount plus accrued interest. The debentures were subsequently converted by the holders into approximately 11,928,000 shares of Johnson & Johnson common stock. For the period ended April 1, 2001, there were no material cash commitments.

   Additions to property, plant and equipment were $271 million for the first three months of 2001, compared with $322 million for the same period in 2000.

   On April 26, 2001, the Board of Directors approved an increase in the authorized common stock from 2.16 billion to 4.32 billion shares and a subsequent two-for-one split of its common stock. Par value will remain at $1.00 per common share. One new share of common stock will be issued on or about June 12, 2001 with respect to each existing share of common stock held of record as of the close of business on May 22, 2001. In addition, the Board of Directors raised the quarterly dividend from 32 cents to 36 cents per share on a pre-split basis (or from 16 cents to 18 cents on a post-split basis), an increase of 12.5%. The dividend is payable on June 12, 2001 to shareowners of record as of May 22, 2001.


CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS

           This Exhibit 99.2O contains "forward-looking statements." Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like "plans," "expects," "will," "anticipates," "estimates" and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, the Company's strategy for growth, product development, regulatory approvals, market position and expenditures.

  Forward-looking statements are based on current expectations of future events. The Company cannot guarantee that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

           The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 contains, in Exhibit 99(b), a discussion of various factors that could cause actual results to differ from expectations. That Exhibit from the Form 10-K is incorporated in this filing by reference. The Company notes these factors as permitted by the Private Securities Litigation Reform Act of 1995.



Item  3.   Quantitative and Qualitative Disclosures About  Market
Risk
There has been no material change in the Company's assessment of its sensitivity to market risk since its presentation set forth in Item 7A, "Quantitative and Qualitative Disclosures About Market Risk," in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.





Part II - OTHER INFORMATION
Item 1.     Legal Proceedings

The  Company is involved in numerous product liability  cases  in the United States, many of which concern adverse reactions to drugs and medical devices. The damages claimed are substantial, and while the Company is confident of the adequacy of the warnings and instructions for use which accompany such products, it is not feasible to predict the ultimate outcome of litigation. However, the Company believes that if any liability results from such cases, it will be substantially covered by reserves established under its self-insurance program and by commercially available excess liability insurance.

   The Company's subsidiary, Johnson & Johnson Vision Care Inc. (Vision Care), together with a trade association and various individual defendants, is a defendant in several consumer class actions and an action brought by multiple State Attorneys General on behalf of consumers alleging violations of federal and state antitrust laws. These cases, which were filed between July 1994 and December 1996 and are consolidated before the United States District Court for the Middle District of Florida, assert that enforcement of Vision Care's long-standing policy of selling contact lenses only to licensed eye care professionals is a result of an unlawful conspiracy to eliminate alternative distribution channels from the disposable contact lens market. In April 2001, after five weeks of trial, these cases were concluded on terms which will be announced by the Court in late May 2001.

   Johnson & Johnson Vision Care is also a defendant in a nationwide consumer class action brought on behalf of purchasers of its ACUVUE brand contact lenses. The plaintiffs in that action, which was filed in 1996 in New Jersey State Court, allege that Vision Care sold its 1-DAY ACUVUE lens at a substantially cheaper price than ACUVUE and misled consumers into believing these were different lenses when, in fact, they were allegedly "the same lenses." Plaintiffs are seeking substantial damages and an injunction against supposed improper conduct. The Company believes these claims are without merit and is defending the action vigorously.

    The Company's Ortho Biotech subsidiary is party to an arbitration proceeding filed against it in 1995 by Amgen, Ortho Biotech's licensor of U.S. non-dialysis rights to EPO, in which Amgen seeks to terminate Ortho Biotech's U.S. license rights and collect substantial damages based on alleged deliberate EPO sales by Ortho Biotech during the early 1990's into Amgen's reserved dialysis market. The Company believes no basis exists for terminating Ortho Biotech's U.S. license rights or for obtaining damages and is vigorously contesting Amgen's claims. However, Ortho Biotech's U.S. license rights to EPO are material to the Company; thus, an unfavorable outcome on the termination issue could have a material adverse effect on the Company's consolidated financial position, liquidity and results of operations. The arbitration is scheduled to begin in September of this year.

   The Company and its LifeScan subsidiary are defendants in several class actions filed in federal and state courts in
California in 1998 in which it is alleged that purchasers of SureStep blood glucose meters and strips suffered economic harm because those products contained undisclosed defects. In late 2000, LifeScan pleaded guilty in federal court to three misdemeanors and paid a total of $60 million in fines and civil costs to resolve an investigation related to those same alleged defects. In one of the federal class actions, a nationwide class was certified by the district court last year and trial has been scheduled for September of this year. The Company and LifeScan believe these claims are without merit and are vigorously defending these actions.
   In patent infringement actions tried in Delaware Federal Court late last year, Cordis, a Johnson & Johnson company, obtained verdicts of infringement and patent validity, and damage awards, against Boston Scientific Corporation and Medtronic AVE, Inc., based on a number of Cordis coronary stent patents. On December 15, 2000, the jury in the damage action against Boston Scientific returned a verdict of $324 million and on December 21, 2000 the jury in the Medtronic AVE action returned a verdict of $271 million. These sums represent lost profit and reasonable royalty damages to compensate Cordis for infringement but do not include pre or post judgment interest. In February 2001 a hearing was held on the claims of Boston Scientific and Medtronic AVE that the patents at issue are unenforceable owing to alleged inequitable conduct before the patent office. Post trial motions and appeals to the Federal Circuit Court of Appeals will follow and no judgments are likely to be paid, if at all, until those proceedings have run their course. Furthermore, since the amount of damages, if any, which the Company may receive cannot be quantified until the legal process is complete, no gain has been recorded in the financial statements for either of these awards.

   The Company is also involved in a number of patent, trademark and other lawsuits incidental to its business.

   The Company believes that the above proceedings, except as noted above, would not have a material adverse effect on its results of operations, cash flows or financial position.




Item 6.     Exhibits and Reports on Form 8-K

   (a)      Exhibits

             None

   (b)      Reports on Form 8-K

              A  Report on Form 8-K was filed on March 14,  2001,
            which included Management's Discussion and Analysis of Results of Operations and Financial Condition, the consolidated balance sheets of Johnson & Johnson and subsidiaries as of December 31, 2000 and January 2, 2000 and the related consolidated statement of earnings, shareowners' equity and cash flows for each of the three years in the period ended December 31, 2000.